Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Preferred Stock Purchase Rights

of

Biosite Incorporated

at

$85.00 Per Share

Pursuant to the Offer to Purchase

Dated April 2, 2007

by

Louisiana Acquisition Sub, Inc.

a wholly-owned subsidiary of

Beckman Coulter, Inc.

THE OFFER AND ANY WITHDRAWAL RIGHTS THAT YOUR CLIENTS MAY HAVE

(AS DESCRIBED IN THE OFFER TO PURCHASE) WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FRIDAY, APRIL 27, 2007 (THE END OF THE DAY ON FRIDAY),

UNLESS THE OFFER IS EXTENDED.

April 2, 2007

To Brokers, Dealers, Banks,

Trust Companies and other Nominees:

Louisiana Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Beckman Coulter, Inc., a Delaware corporation (“Beckman”), and Beckman have appointed D.F. King & Co., Inc. to act as the Information Agent in connection with the offer to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (collectively, the “Shares” and each, a “Share”), of Biosite Incorporated, a Delaware corporation (“Biosite”), at $85.00 per Share in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 2, 2007 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated April 2, 2007;

2. Letter of Transmittal to be used by stockholders of Biosite to tender Shares in the Offer (manually signed copy of the Letter of Transmittal may also be used to tender the Shares);

3. A Letter to Stockholders of Biosite from the Chairman of the Board of Directors and Chief Executive Officer of Biosite accompanied by Biosite’s Solicitation/Recommendation Statement on Schedule 14D-9;

4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Notice of Guaranteed Delivery with respect to Shares;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to American Stock Transfer & Trust Company (the “Depositary”).

There is no financing condition to the Offer. The Offer is conditioned on there being tendered and not validly withdrawn, a number of Shares that, considered together with all other Shares (if any) beneficially owned by Beckman, represents a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis). The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, (i) the absence of any law or order prohibiting the completion of the offer; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the expiration or termination of the applicable waiting period under certain foreign antitrust laws and the receipt of other foreign antitrust approvals needed to consummate the Offer. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights that your clients may have will expire at 12:00 midnight, New York City time, on Friday, April 27, 2007 (the end of the day on Friday), unless extended. The board of directors of Bio site has unanimously: (1) determined that the Merger Agreement (as defined below), the Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Biosite’s stockholders; (2) approved the Merger Agreement; (3) declared that the Merger Agreement is advisable; and (4) recommended that Biosite’s stockholders accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement, unless not required by Delaware law.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 24, 2007 (the “Merger Agreement”), by and among Beckman, the Purchaser and Biosite, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Biosite with Biosite surviving the Merger as a wholly-owned subsidiary of Beckman (the “Merger”). Upon completion of the Merger, each Share outstanding immediately prior to the effective time of the Merger (excluding those Shares that are held by Beckman, Purchaser, Biosite or their wholly-owned subsidiaries, and stockholders who properly perfect their appraisal rights under the Delaware General Corporation Law) will be cancelled and converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest thereon, as set forth in the Merger Agreement and as described in the Offer to Purchase.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, with any required signature guarantees; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company and either a Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

Neither of the Purchaser nor Beckman will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to us as the Dealer Manager at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Morgan Stanley & Co. Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, BECKMAN, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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